UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 20, 2008

ViewCast.com, Inc.
 (Exact name of registrant as specified in its charter)

Delaware	0-29020	75-2528700
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3701 W. Plano Parkway, Suite 300 Plano, Texas	75075
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (972) 488-7200

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)
On May 20, 2008, George C. Platt, Chief Executive Officer and Chairman of the Board of ViewCast.com, Inc. (the “Company”) announced his intent to retire from the position of Chief Executive Officer of the Company effective at the close of business on July 31, 2008. Mr. Platt will continue to serve as Chairman of the Board.

(c)
On May 20, 2008, the Company’s Board of Directors selected David T. Stoner, the Company’s President and Chief Operating Officer, to succeed Mr. Platt as Chief Executive Officer of the Company effective upon Mr. Platt’s retirement. Mr. Stoner joined the Company as Vice President of Operations in August 1996 and moved to his current position as President and Chief Operating Officer in October 2005.

(d)	On May 20, 2008, David T. Stoner was appointed to the Board of Directors of the Company.

(e)
Following his retirement from the position of Chief Executive Officer of the Company, George C. Platt will continue to serve as Chairman of the Board of the Company, as described in paragraph (b) above. For services rendered to the Company as Chairman of the Board, Mr. Platt will receive an annual salary of $65,000. Mr. Platt will receive no additional cash compensation for serving as Chairman other than reimbursement of reasonable expenses incurred in attending meetings.

A copy of the Company’s press release dated May 27, 2008 describing these items is attached as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) The following exhibit is furnished with this report:

Exhibit No.	Description

99.1	ViewCast.com, Inc. press release dated May 27, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ViewCast.com, Inc.

Date: May 27, 2008	By:	/s/ Laurie L. Latham

Laurie L. Latham
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release issued May 27, 2008